Exhibit 99.2

August 12, 2021

Palantir Technologies Inc.

Q2 2021 Earnings Call

Rodney Nelson - Head of Investor Relations

Good morning. Welcome to Palantir’s Second Quarter 2021 earnings call. We’ll be discussing the results announced in our press release issued prior to the market open and posted on our investor relations website.

During the call, we will make statements regarding our business that may be considered forward looking within applicable securities laws, including statements regarding our third quarter and fiscal 2021, management’s expectations for our future financial and operational performance, and other statements regarding our plans, prospects, and expectations.

These statements are not promises or guarantees and are subject to risks and uncertainties which could cause them to differ materially from actual results. Information concerning those risks is available in our earnings press release distributed prior to market open today and in our SEC filings. We undertake no obligation to update forward looking statements except as required by law.

Further, during the course of today’s call, we will refer to certain adjusted financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, GAAP measures. Additional information about these non-GAAP measures, including reconciliation of non-GAAP to comparable GAAP measures, is included in our press release and investor presentation provided today. Our press release, investor presentation, and SEC filings are available on our investor relations website at investors.palantir.com.

Joining me on today’s call are Shyam Sankar, Chief Operating Officer; Dave Glazer, Chief Financial Officer; and Kevin Kawasaki, Global Head of Business Development. Over the course of the call, we will refer to various growth rates when discussing our business. These rates reflect year-over-year comparisons unless otherwise stated.

I’ll turn the call over to Shyam to get us started.

Shyam Sankar - Chief Operating Officer

Thank you, Rodney. Before diving into results, I’d like to share a bit of our latest product innovation — something we deployed at the Global Information Dominance Experiments (GIDE3) last month. We call it the meta-constellation and it is radically changing how satellites are tasked, the latency of collection, and it is creating a fundamental link in that AI-enabled decision-chain. Overnight we orchestrated a meta-constellation of 237 satellites by working with an array of commercial space companies. These companies have been deploying constellations of hyperspectral, radar, and ELINT sensors into orbit.

We are putting all that power directly into the hands of the front lines — empowering the edge. It is one of the largest collaborative sensor constellations ever to see operational use. Here to show us more is Shannon, who has led our work defining and building the AI-enabled decision chain.

Shannon Clark - Forward Deployed Engineer

Palantir’s meta-constellation software harnesses the power of growing satellite constellations, deploying AI into space to provide insights to decision-makers here on Earth. Our meta-constellation integrates with existing satellites, optimizing hundreds of orbital sensors and AI models and allowing users to ask time-sensitive questions across the entire planet. Important questions like, where are there indicators of wildfires? Or how are climate changes affecting crop productivity? And, when and where are naval fleets conducting operations?

Meta-constellation pushes Palantir’s Edge AI technology to a new frontier. As we all know, submarines present threats to the U.S. and its allies. And to protect strategic interests, allied forces need to track every submarine’s deployment around the world. And at the forefront of this challenge are antisubmarine warfare officers. They turn to meta-constellation to monitor ports across the Pacific.

Let me show you a little bit about what that looks like. In response to allied monitoring requests, meta-constellation dynamically determines which orbiting sensors are available. Integrated through Palantir, the constellations then collaboratively schedule coverage over each port.

Meanwhile, Apollo for Edge AI assigns tailored AI micro models to each satellite. Running onboard the satellite, the models will automatically find submarines and stream those insights directly to users. With the mission planned, Apollo automatically reconfigures each of the satellites, pushing the right micro models into orbit. And as a software payload on board, Palantir’s Edge AI platform connects complex satellite subsystems to models, integrating new AI with the hardware.

The best part, my favorite part, is that as it orbits, the Edge AI platform hot-swaps the right micro models in, rapidly reconfiguring the satellite. The models process imagery, they detect submarines, geo-locate them and then determine any movement since the last collection passed, all in under a second.

When the AI sees a submarine movement, that insight is directly downlinked to allied forces as satellite passes overhead, and the anti-submarine warfare officers are notified in just minutes, empowering them to respond in a way that we’ve never seen before.

As you can tell, we’re really excited about Palantir’s meta-constellation and see it as the software that brings hundreds of satellites to bear on your hardest problems. Whether it’s the anti-submarine warfare officer that I just described using it to find submarines, or first responders leveraging AI to spot wildfire signs, meta-constellation is there to empower users.

Shyam Sankar - Chief Operating Officer

Thank you, Shannon. Cutting-edge product and continued efficiencies in distribution drove exceptionally strong year-over-year Q2 results.

Total revenue grew 49% in Q2. U.S. commercial revenue accelerated to 90%. Second quarter TCV booked rose 175% year-over-year to $925 million. We added 20 net new customers in Q2 alone, while generating $7.9 million of average revenue per customer. The average revenue of the top 20 customers grew sequentially quarter-over-quarter from $36 million to $39 million. The number of commercial customers grew 32% over the last quarter. We closed 62 deals of $1 million or more, 30 of which were for $5 million or more, and 21 were for $10 million or more.

For the first half, we grew revenue 49%. We generated 28% adjusted free cash flow margin and a 33% adjusted operating margin. And visibility into future growth is strong as total deal value increased 63% to $3.4 billion.

Product innovation is at the core of these results and the momentum that’s driving our business forward. You just saw how innovations on Edge AI delivered through Apollo are transforming the capabilities of our customers. We recently completed a number of crucial firsts for this technology, including running onboard advanced military helicopters and special operations fast boats. And just last week, our Edge AI was inferencing from space, 484 kilometers above our heads, truly from space to mud.

Now, Apollo, our third platform, has always been our secret advantage. It enables us to take our SaaS offering to where no SaaS has gone before — drones, subs, satellites, classified networks and on-premises — without losing the efficiencies and the scalability of a centrally managed SaaS solution.

We’ve been able to meet our customers where they are. And now we’re going to help our customers meet their customers where they are by commercializing Apollo itself. We are hearing from established software companies that have these large install bases of on-prem customers, but they’re investing all their future R&D in cloud-only solutions. They have a problem, a big one, where a core part of their key large enterprises and government customers, they’re not going to upgrade to the cloud. They require on-prem deployments.

At one Fortune 500 prospect alone, we’ve identified a quarter to a half billion worth of upsells that they’re going to have to forgo because the latest and greatest that they’ve developed only works in the cloud, and these specific customers require it to work on premises. This company can leverage our years of R&D in Apollo to enable their existing cloud-based SaaS software to run where the customer needs it with minimal effort, leveraging the same DevOps and SRE teams who run all of their cloud native offerings to run this as well.

Apollo makes running on-prem feel like running in the cloud. We expect to start to do a lot more here as the sheer expanse of the last 15 years of R&D - investments that sought to see around corners - start to become commercialized. We continue to see distributional efficiencies, coupled with accelerating product innovation, for established companies as well.

For instance, one of the largest banks in Europe came to us with an urgent compliance challenge facing its retail banking arm. The bank has over 10,000 branches and needed to move quickly to match new regulatory requirements and optimize anti-money laundering and compliance processes.

In just 2 days, we were able to deploy an entire solution for this customer, leveraging our out-of-the-box functionality built in Foundry, a timeline previously unthinkable in the eyes of the customer. And frankly, it would have been unthinkable to us even 3 years ago, where an equivalent project might have taken 3 months. This is only possible because of our product.

Innovations from software-defined data integration are driving the marginal cost of data integration to zero, archetypes and our no-code technologies that are driving the marginal cost of application development to zero. All of this allows our customers to focus on solving the ever-evolving problem at hand from the outset instead of wasting time wrangling legacy systems for months or years on end. It is exciting to see our technology being tasked with increasingly complex operational challenges and to see it deliver compounding wins for these customers in these scenarios.

In mining, Foundry is deployed at one of Rio Tinto’s state-of-the-art underground mining operations, an asset made up of 5 separate mine shafts comprising 200 kilometers of tunnels and reaching a maximum depth of 1.3 kilometers below the Earth’s surface. Rio is using Foundry to build a digital mine to keep its employees safe and streamline operations. Sensor data will allow Rio to have pinpoint precision to monitor equipment performance, to measure geotechnical conditions, ensure the safety of its people underground. And they can do all of this from thousands of miles away in its Brisbane hub, where caving experts are able to assist operations in the field.

In energy, we are pioneering more ways to empower operational users to drive strategic outcomes. Our no-code technology is extending to real-time sensor data, enabling the front line to easily create and manage their own multisource sensor fusion at the speed of their operations. This is the shortest path from data to decision. Real time, high consequence, high-skill environments.

Whether it’s Edge AI or edge application, we are at the extreme edge. Our momentum in utilities continues to accelerate where the Foundry platform has a unique fit and is delivering scaled value in weeks. In Q1, we announced our partnership with ENGIE and PG&E. In Q2, we added 2 more utilities, National Grid and Southern California Edison, where we are creating a connected utility from PSPS, that’s Public Safety Power Shutoff, to procurement, to grid management and safety.

More broadly, what we’ve really proven over the last few quarters, and that’s really reflected in the tremendous growth of the commercial customer count, 32% growth in Q2, is that Foundry is for everyone. The market is changing. I’ve talked about how COVID really showed where the emperor had no clothes. It isn’t just the big established companies that took notice of his bare assets. The young guns did, too. And these young guns, they see Foundry as an alternative to building bespoke solutions in AWS or Azure or any other cloud. They need software today that is ready for any tomorrow. Our software is that enabling platform, and a growing number of companies from early stage to newly public companies, they’re pursuing that vision on Foundry. We refer to these organizations as Day Zero companies.

The innovation in our distribution is enabling us to partner with these organizations across many industries as they build their offerings on Foundry. For example, in biotech, Celularity is leveraging our experience in both pharma R&D and manufacturing to accelerate drug development and set a new standard for cell-based therapies. Roivant is drawing on the work that we’ve done, spanning pharma companies like Sanofi and Merck Group and public health platforms like N3C UNITE to pool and share trial data with development partners and build out real-world evidence capabilities to support key disease areas.

In automotive, Wejo is building a SaaS ecosystem of connected vehicle data spanning use cases across OEMs, suppliers, insurers and government authorities on top of Foundry. In logistics, Box is building a digital twin, incorporating both shipment and sales operations, spanning raw materials all the way through to end customers, and just so much more.

We are making Foundry accessible to even more Day Zero companies with Foundry for Builders, a program which supports early-stage companies with access to Foundry, allowing these companies to build their operations on Foundry from the outset, enabling them not just to efficiently manage, but actually to wield the increasing complexity of their growing businesses to disrupt incumbents and to win in the marketplace.

And while competitors are bogged down by legacy IT investments and an obsession with reinventing every wheel internally, these companies, they have no IT counter-lobby. They are just founders, entrepreneurs and engineers focused on winning, and they see Foundry as the best way to do that.

This program includes companies like Chapter, who is revolutionizing the consumer experience in Medicare plan selection and enrollment; or Gecko Robotics, who is building badass robots for industrial inspections; and Origin Materials, which is helping companies decarbonize their supply chains to achieve net-zero and, really, net-negative carbon footprints. And we plan to extend this offering to more early-stage companies in a variety of industries over time. We see substantial opportunity to grow our business and push the ambition of our product with these Day Zero companies, and we couldn’t be more excited to power the next generation of builders.

And this innovation is all happening in the context of ongoing investment in business strength. We continue to invest in distribution across the business. We added more than 60 hires into our sales function in the second quarter, surpassing 100 hires for the first half of the year, and the pipeline is accelerating. Active commercial pilots increased 26% just since the end of April. We added 20 net new customers in the second quarter alone. Our commercial customer count grew 32% in Q2. And we booked just over $900 million of total contract value in the second quarter, providing substantial visibility into our future growth.

In our government business, we continue to see a broadening scope of opportunities and expansion of work that we’re doing across defense, healthcare and other critical initiatives. We signed new deals with the U.S. Army, Air Force and Coast Guard, including a 2-year, $100 million deal with U.S. Special Operations Command. We participated in the U.S. Northern Command’s third Global Information Dominance Experiment in July, where our software is driving applied AI decision-making for real-world scenarios, revolutionizing NORTHCOM’s ability to wield data to outpace adversaries.

In healthcare, we signed new deals in the U.S. with HHS and the CDC. In July, we announced the doubling of our contract for the Tiberius platform, which the U.S. government uses to track vaccine production, distribution and administration. These wins, they reflect our expanding reach in both combating the pandemic and driving innovation across the health care landscape.

Our work in government continues to expand beyond defense and healthcare. In Q2, the FAA selected Palantir to provide the software backbone that will support aircraft certification and operational safety activities. The FAA will deploy Foundry to conduct critical tasks, including the ongoing monitoring of the 737 MAX fleet’s return to service. This continues Palantir’s thriving aerospace business with our deep partnership with Airbus and our work with airlines through Skywise.

We continue to develop our channel partnerships as well. In June, we announced a new partnership with DataRobot focused on helping customers with demand forecasts. COVID disruptions have made a fool of all the old ways of managing these forecasts and created a huge amount of urgency to transform. By leveraging DataRobot’s model development and Foundry’s best-in-class software-defined data integration, ontology and operational applications and workflows, brands can employ agile strategies for demand forecasting that can be deployed in minutes instead of months.

We continue to build our relationships with global SIs. Our work with Accenture Federal has really taken off. We’re working across agencies from intel, defense and civilian. And Accenture is investing and scaling this momentum across all of their market units.

As a cultural note, we were very excited to hold our annual Hack Week last week back in our offices. Hack Week has a storied and lively Palantir tradition dating back to our earliest days. Hack Week is so demonstrative of our culture of innovation, one that puts the very best people next to the problems that matter, the problems that define our time. It empowers each and every one of them to tell the man who, yes, is often me, to F off.

Some of our most innovative ideas and core technologies came out of Hack Week’s past, including the precursor to Apollo. And that’s the interesting thing. The big ideas aren’t always on the road map, that term of false comfort and polished lies that big tech companies provide as marketecture. No, the big ideas, they come out of inspiration and perspiration. And I am keenly aware as management that the very best ideas, the most profound ideas, they start as heresy, as heterodoxies that a hierarchical structure will snuff out.

We at Palantir, we’re an artist colony, extraordinarily and exquisitely flat. And that is kept alive by organizing and reorganizing around our customers’ problems, often with great volatility, not by gazing at our navels or calcifying road maps. We do the hard thing and the brave thing because that’s the right thing for our customers.

So I just want to celebrate the hobbits who crushed Hack Weeks present and past. Long live the fellowship.

Now I’ll turn it over to Dave to talk through the financials.

Dave Glazer - Chief Financial Officer

Thanks, Shyam. I’ll review our second quarter performance, followed by our outlook.

We had a record breaking Q2 as continued product innovation and our ongoing investments in distribution drove strong financial performance as deal activity accelerated in the second quarter. We generated year-over-year revenue growth of 49% for the quarter and for the first half, bringing Q2 revenue to $376 million and first half revenue to $717 million.

We generated $50 million in adjusted free cash flow in the second quarter, bringing our adjusted free cash flow for the first half of the year above $200 million; a free cash flow margin of 28% in the first half, which was a $433 million improvement year-over-year. We had a strong first half and have increasing visibility for the second half of the year, as reflected by our raised full year adjusted free cash flow guidance.

Q2 adjusted operating income increased to $117 million, representing a margin of 31%, our third straight quarter with adjusted operating margins above 30%. Second quarter total contract value bookings grew 175% year-over-year to $925 million, providing increased visibility for durable long-term growth, while second quarter billings increased 40% year-over-year to $379 million.

We added 20 net new customers in the quarter, 13% quarter-over-quarter sequential growth for our customer count. Our commercial customer count grew 32% quarter-over-quarter sequentially. Drilling down into our second quarter revenue, revenue growth was 49%, ahead of our prior guidance of 43%. We continue to see strength across our U.S. business, which grew 60% year-over-year in Q2.

Looking at revenue by segment. Second quarter government revenue was $232 million, up 66% year-over-year. The strength in our government business was driven by new deals with the U.S. Army, Air Force, Coast Guard, HHS, CDC, as well as milestone revenue for an international government customer. We continue to build a strong pipeline of opportunities within our government segment, and we expect these deals to drive sustained, elevated growth in our government business moving forward.

Second quarter commercial revenue growth accelerated to $144 million, up 28% year-over-year compared with 19% growth in the first quarter. Speed and innovation are driving strong results in our commercial business, particularly in the U.S., where commercial revenue growth accelerated to 90% year-over-year in Q2, up from 72% in Q1. We’re also seeing growth in our international business as economies abroad continue to reopen.

In the second quarter, we closed 62 deals of $1 million or more in total contract value. We closed 30 deals of $5 million or more, including 21 deals worth $10 million or more. Total contract value booked in the second quarter grew 175% year-over-year to $925 million.

We ended the second quarter with total remaining deal value of $3.4 billion, up 63% year-over-year, while commercial deal value was up 122% year-over-year to $2.1 billion. Average contract duration was 3.9 years, up from 3.7 years at the end of Q1.

Second quarter trailing 12-month revenue per customer was $7.9 million, up 19% year-over-year and down modestly from Q1, a result of rapid customer acquisition that yielded 20 net new customers in the quarter. As we noted on our first quarter call, as new customer additions accelerate, driven by growth in our sales team and channel partners and onboarding of new innovative Day Zero companies, we would expect average revenue per customer to taper, reflecting our broadening customer base. When excluding the impact of new customers added in Q2, average revenue per customer was $8.8 million, up 9% compared with Q1. Average trailing 12-month revenue for top 20 customers was $39 million, up 36% year-over-year.

Next, I’ll discuss our margins and expenses on an adjusted basis, which excludes stock-based compensation. Second quarter adjusted gross margin was 82%, up 200 basis points versus the year ago period. Contribution margin was 58%, up 300 basis points versus the year ago period.

Second quarter income from operations, excluding stock-based compensation and related employer payroll taxes, was $117 million, representing a margin of 31%. Adjusted expenses were $259 million, up 16% year-over-year and reflect our ongoing scaling across the business, including both product development and sales to support durable long-term growth.

We hired more than 100 salespeople in the first half of the year and expect hiring to continue at a strong clip in the second half of 2021. Marketing spend nearly doubled in Q2 compared with Q1 as we continue to build out both brand and performance marketing to drive both sales and recruiting funnels.

In the second quarter, we generated $50 million in adjusted free cash flow, representing a margin of 13%. And adjusted free cash flow exceeded $200 million in the first half of 2021. Given our strong cash flow position, we repaid our outstanding $200 million term loan facility and are currently debt-free. After paying off the debt, we ended the quarter with $2.3 billion in cash and cash equivalents.

With our balance sheet and a strengthening cash flow profile, we plan to continue to invest in both product innovation and broadening distribution as well as partnering with Day Zero companies to help them rapidly scale their businesses while leveraging our software platforms.

In the first half of the year, we committed to invest $250 million, and we funded approximately $20 million of those commitments to date. We have and expect to continue to make additional strategic investments in the future. In the second quarter, $3 million, or less than 1% of our quarterly revenue, was from companies we invested in as part of the strategic investment program we launched earlier this year.

Turning to our outlook. For our Q3 revenue guidance, we expect revenue of $385 million, and we expect adjusted operating margin of 22% and for the quarter. On the back of our strong first half adjusted free cash flow performance and continuing momentum in the second half of the year, we are raising full year adjusted free cash flow guidance to in excess of $300 million.

Continuing to execute the guidance strategy set forth by our CEO, Alex Karp, in our year-end 2020 earnings call with regard to long-term revenue guidance, we are providing and will continue to provide guidance of greater than 30% revenue growth for this year and the next 4 years at each earnings call.

With that, I’ll turn the call over to Rodney to open up Q&A.

Rodney Nelson - Head of Investor Relations

Thanks, Dave. We’ll begin Q&A with questions submitted from our shareholders through SAY.

Shyam, the first one is for you. Ralston asks, as Palantir deepens its relationships within the enterprise customer base to increase share of wallet, how are these customers’ lifecycles evolving over time as Palantir becomes their default operating system? And how is it creating a flywheel of network effects?

Shyam Sankar - Chief Operating Officer

Thanks, Ralston. It took about 8 years, I’d say, for Palantir to be the operating system of special operations. It took about 4 years to be the operating system of aviation. It took about 2 months to be the operating system of COVID research and collaboration. And it’s taking about 2 days to be the operating system of Day Zero companies and their ambitions to power their industry. Our vision remains unchanged. It’s to be the default operating system for the enterprise and the industry. But customers, they are moving faster and faster. And the network effects are profound.

Today, 55% of the Boeing fleet is managed in Airbus’ Skywise ecosystem. That is a particularly powerful testament to the network effects when you recall that Microsoft and Boeing launched a competitive ecosystem nearly a year before Palantir and Airbus launched Skywise. And this further underscores the fundamental difference between that sort of Lego block DIY approach versus our end-to-end operating system.

Another example. One pharma company has harmonized over 2,000 clinical trials in Foundry. For context, the pool analysis of 5 clinical trials is often considered a big deal. 2,000 is the first, it’s category defining. And it’s their ambition to take that clinical trial asset to other pharma companies and collaborate on R&D. And if you believe that superior clinical insights will drive superior R&D outcomes, then the network effects here are going to be a game changer.

If you’re a pharma company and you aren’t participating, where does that leave you? Probably at a fundamental and compounding disadvantage. To remain relevant, you need to join. This customer has iterated from using Foundry as an operating system for their internal R&D to the operating system for the entire industry.

And what’s distinct for us about Day Zero companies is that they’re starting with that ambition from the beginning. The whole vision is to transform their industry. They are starting ecosystem first.

Rodney Nelson - Head of Investor Relations

Great. Thanks, Shyam. Kevin, the next one is for you. Avi asks, are you satisfied with the number of new customers added in the last quarter?

Kevin Kawasaki - Global Head of Business Development

Thanks, Avi. The numbers are strong. Customer count is accelerating, especially if you look at the commercial space, where we grew our customer count 32% quarter-over-quarter and up 61% for the first half of the year. So, on track to more than double our commercial customer base by end of year.

Deal volume was also up. We closed 62 deals of $1 million or more. That is a 72% increase from last quarter. Second quarter TCV grew 175% to $925 million year-over-year.

Our current customers also grew. If we net out new customers, the average revenue per customer grew from $8.1 million to $8.8 million quarter-over-quarter. Our largest customers, top 20, also grew from $36 million to $39 million. These results are driven by investments in our product and efficiencies in distribution.

So I’ll finish by reiterating what Shyam just discussed. We are now delivering the full power of Foundry to small companies through a subscription model, and we’re doing this across many sectors, ranging from healthcare to robotics to software companies. SaaS businesses using Foundry to build their offerings.

Rodney Nelson - Head of Investor Relations

Great. Kevin, sticking with you on the next one. Ghengis asks, can you guys describe your long-term vision with your PIPE investments into pre-revenue companies? The talk is Palantir’s buying revenue, but I believe it is a clever, high-risk, high-reward strategy, enhancing network effects.

Kevin Kawasaki - Global Head of Business Development

Thank you. This is a huge opportunity for us to invest in our customers. And that’s something we feel we’ve always done. Now, we can do it with our balance sheet. These are companies that we think we will be working with for a very long time. Further, we think that using our product is going to help them win.

One thing we’ve always looked for in our customer relationships is the founder mentality. That is where we’re most aligned - no bureaucracy, high speed, quality execution. So that’s something that we’re looking for in these deals, that founder mentality.

So I’ll also break down the numbers a little bit here. Dave already mentioned that less than 1% of our revenue came from this program in Q2. Additionally, of the $925 million of total TCV in Q2, $543 million from this program. This is a long-term strategy, and the deals are long-term as well. So we expect longer duration and time to revenue recognition.

The portion of the Q2 TCV outside of the strategic investments is also strong, totaling $382 million. This grew at a sequential rate of 33% quarter-over-quarter. So in other words, assume no investment program, TCV grows 33% sequentially from last quarter. So very pleased with that.

And we signed a lot of great institutions, SC Edison, National Grid, Avis, John Deere, Bass Pro, BNY Mellon, the FAA. We expanded with the U.S. Army, Air Force, Coast Guard, CDC, HHS, Tiberius, which as you probably know by now, the U.S. government uses to track vaccine production, distribution and administration. And last but not least, we did a $100 million expansion with the United States Special Forces.

Rodney Nelson - Head of Investor Relations

Great. Thanks, Kevin. Dave, coming to you with this next one. Lyn asks, when does Palantir expect to report positive GAAP EPS?

David A. Glazer - Chief Financial Officer

Thanks, Lyn. We are delivering high growth with strong cash results and very few institutions can do that at our scale. Two numbers we focus on a lot: revenue and our ability to generate cash from that revenue, which is measured by adjusted free cash flow. In the first half of this year, we had 49% revenue growth, with 28% adjusted free cash flow margin. And we raised our full year adjusted free cash flow outlook by 100% to in excess of $300 million from our prior guidance of $150 million.

Rodney Nelson - Head of Investor Relations

Great. Thanks, Dave. Shyam, coming back to you, Mohammad asks, how fast is the business growing and what are some possible competitive threats to Palantir?

Shyam Sankar - Chief Operating Officer

Thanks, Mohammad. So for the first half, we grew revenue 49%. We generated a 28% adjusted free cash flow margin and a 33% adjusted operating income margin. Our commercial customer count grew 32% sequentially. It’s up 61% since the beginning of the year. Our U.S. commercial revenue grew 90% year-over-year. The international commercial revenue is accelerating. Our healthcare work is growing.

And what you see with all of these things is our growth is only constrained by the ambition of our customers. And on the front lines of COVID, there is no lack of ambition around the vaccination programs or brave clinical R&D projects or the transformation of commercial supply chains. And what you — and you see that most clearly with Day Zero companies. These Day Zero companies, they want to accomplish in less than 5 months what the BPs and the Airbuses sought to do with Foundry over 5 years. And that’s the thing I’m most excited about in terms of working with them.

These companies are tackling enormous problems on aggressive timelines, and they’re planning to do all of that on top of Foundry. And so you should talk to them and see what they think about the competitive threats and what their alternatives were, but my distinct impression is that they either build on top of Foundry or they spend a lot more time and a lot more money building something bespoke from scratch on their own. And I think that’s a pretty easy decision in their shoes.

So simply put, the competitive threat is cowardice and laziness. And where the customer is brave and ambitious, we win every time.

Rodney Nelson - Head of Investor Relations

Great, Shyam. Another one for you. Jason asks, it seems that not many analysts understand what Palantir does. Are there plans for the company to increase its PR presence, to increase awareness of its business model, which may lead to increased utilization of Palantir’s various software platforms?

Shyam Sankar - Chief Operating Officer

Thanks, Jason. I can’t really tell you why some people don’t know or understand what we do. I can tell you about the people who do know though. It’s the special operator who chased down Karp to give them a hug. It’s the civil servants who work tirelessly to deliver vaccines in the U.S. and the U.K.. It’s the French government as they race to prevent bombs from exploding on the eve of an election. It’s the German police, who caught the suicide bombers in time, the supply chain operators at the World Food Programme tackling COVID’s escalating impact on global poverty and hunger, the factory workers on the assembly lines from Toulouse to Detroit. The scientist that’s driving clinical R&D on long COVID. The hostages in Nigeria who are rescued. We seem to be clear and crisp at communicating with these folks, with users at the extreme edge. And perhaps, the analysts can talk to them.

Rodney Nelson - Head of Investor Relations

Great. Thanks, Shyam. Dave, one for you. Benjamin asks, why has there been a significant increase of insider selling recently?

David A. Glazer - Chief Financial Officer

Thanks Benjamin. You’re referring to the scheduled sales you see from Karp a few times a month each month that started earlier this year. As I mentioned on the call last quarter in Q1, Karp was granted a large number of options 10 years ago that expire in December at the end of this year. In short, if he doesn’t exercise the options before then, he will lose all the shares.

So far in 2021, Karp has exercised roughly 40 million of those options, selling half of the shares and using the funds to exercise and hold the remaining half. To put this into perspective, Karp has paid hundreds of millions of dollars in income taxes this year as part of these transactions and will likely owe a couple of hundred million more by the end of the year. For the roughly 27 million options that are set to expire at the end of December, he’s scheduled to sell half of them and then use funds he receives to exercise and hold the other half.

Rodney Nelson - Head of Investor Relations

Great, thanks, Dave. Shyam, coming back to you. Ralston asks, as Karp once said, Palantir’s numbers are a lagging indicator of several macro trends that management got right. What forward-looking micro and macro trends give management confidence that can be leveraged to improving shareholders’ value or delivering alpha over time?

Shyam Sankar - Chief Operating Officer

Thanks, Ralston. If I told an analyst or a Wall Street investor 4 months ago that COVID was not going away, I would have been laughed at. I happen to know this because I did tell them this, and I was laughed at over and over again.

Look, Humpty Dumpty had a great fall. The world has changed and it isn’t going back. We built software for the world we are in now and the world we will continue to be in. We saw that coming. We anticipated the future needs. Supply chains will never be the same. It isn’t just about today’s shortages. The old world is fixated on the accuracy of the forecast. The new world is all about how well you manage the error in your forecast. The error is the signal. The error is the opportunity to win.

Healthcare is never going to be the same. It’s not just about the vaccine, it’s going to be about working through the 18-month backlog and the impact on morbidity and mortality from delayed and deferred diagnoses. Energy will never be the same. Every industry has been transformed. Our customers, they were disappointed, and frankly, angry by how few of their IT investments over the last decade rose to meet its moment. It was a huge mark-to-market. It was ugly.

The reality is that shocks will be more frequent. This isn’t a one-off. It’s the new normal. Years of investing mindlessly in efficiency has resulted in enormous fragility. We are the resilient operating system for the future champions.

Rodney Nelson - Head of Investor Relations

Great, Shyam. One more for you before we open it up. Steve asks, how will Palantir continue to attract and keep great talent?

Shyam Sankar - Chief Operating Officer

Thanks, Steve. Well, this is a question that’s near and dear to my heart. I mean we have such a unique culture. And I think I can’t really tell you about culture. Management can’t explain our culture, it’s something that has to be experienced and emanates from every pore of the institution. And that culture is fueled by our mission. We have slept on concrete floors in Baghdad. We have been on the front lines of fighting HIV, TB, Malaria and Ebola in Africa. We have coded from the factory floors from Toulouse to Detroit.

I can’t describe the culture, but I can tell you the fundamental tenet that the culture is symptomatic of. We are an artist colony, we’re not a factory. People don’t come to Palantir - don’t come to Palantir if you want a predictable career trajectory or some sort of methodical ladder to climb. We don’t have that.

Some companies are factories. You start out as a software Engineer 1, and if you work your way up, you can be a software Engineer 1.5 or something like that. But we’re an artist colony. It makes no sense to tell Dalí to paint more like Monet. We are looking for unique and extraordinary people, who by definition, are going to be uneven and spiky. And we are committed to going on a journey with them, to build a bespoke role around who they are as humans.

We spend so much time thinking critically about our people. Who are they? Who can they be? How do we maximize them and their potential. We spend time thinking about exactly what gamma radiation your incoming Bruce Banner needs to turn into the Incredible Hulk. And then we irradiate them.

Working at Palantir isn’t for everyone. But if it is for you, the fellowship is charismatic beyond compare. And you don’t get this culture for free. The entropy of the universe is against you, you have to wake up every day and fight for it.

Rodney Nelson - Head of Investor Relations

Great. Thanks, Shyam. Operator, we’ll open up the call for Q&A.

Operator

And your first question is from Brent Thill with Jefferies.

Brent Thill - Jefferies

Good morning, thanks for the color. The commercial business was impressive quarter-on-quarter. I’m curious if you could just drill in and talk to a little more of the drivers from direct sales build-out to the IBM partnership to bringing Palantir to everyone. Can you maybe just give us a little more color in terms of what’s driving this and how you think about the shape of this for the back half of the year. Thank you.

Shyam Sankar - Chief Operating Officer

Absolutely. Thanks, Brent. I’ll start there. You’re seeing the effects of our investment in the direct sales force here. We are really happy about the 100 or so folks we hired in the first half of the year here. They’re ramping well. We’re getting a lot more account coverage here, some really big logos in the quarter, SC Edison, National Grid, Avis, Deere. And not just, of course, commercial — exceptional strength in the commercial sector — but also, we’re seeing that in the government sector as well with new wins like with the FAA. And so you should expect to see more.

Of course, channel’s contributing. We’re really happy about that. I’d say about 10% of the adds came from the channel. But really, the impact of direct sales force is starting to take hold here.

Operator

Your next question is from Alex Zukin with Wolfe.

Alex Zukin - Wolfe Research

Hey guys, thanks for taking the question. I guess, Shyam, maybe just first, can you talk about revisiting the question around the percentage of TCV that’s coming from the strategic partnerships? How do you expect that to evolve? What are the duration of some of these contracts? That was a pretty striking metric that I think it was 50% of your TCV was from these strategic partnerships. So just want to get a better understanding of what the overall strategy is for the company there.

Kevin Kawasaki - Global Head of Business Development

Yes. Sure. So we break down the numbers a little bit here, and Dave mentioned less than 1% of the revenue came from this program in Q2. Additionally, of the $925 million of total TCV in Q2, $543 million from the program.

To your question, the long-term strategy, the deals are very long term as well. So we expect some longer duration and time to revenue recognition. I talked about this a little bit, but just to reiterate, the portion of TCV outside of the strategic investment is also very strong, totaling $382 million. This grew at a sequential rate of 33% quarter-over-quarter. So in other words, without the investment program, TCV grows 33% sequentially.

And then I think just a little bit more on sort of like the long-term vision here. Dr. Karp has discussed how we’re building software for the future in the present. And Foundry is the operating system for the modern enterprise. And we’re bringing Foundry to people who have the ambition to transform industries and create new ones.

We’ve talked about this, but we’re looking at companies in cell-based therapeutics, biomedical healthcare delivery, quantum computing, satellites, electric vehicles, delivering worldwide intelligence from space and a lot more. Now, these are companies that have cutting-edge technology of their own, and they’re choosing Foundry to help drive their vision forward. And we think many will follow and our strategic investment program accelerates this.

Operator

Your next question is from Keith Weiss with Morgan Stanley.

Keith Weiss - Morgan Stanley

Excellent, thank you guys for taking the question. Maybe two questions, one following on Alex’s. When we think about the 20 net new commercial customers, can you give us a sense of how many of those came from the strategic partnership program?

And then second question, kind of more product-related. I know you guys have been doing a lot of work to increase the modularity of the overall platform. Can you talk to us about how that’s been progressing and how customers have been adopting that? Has that been part of what’s accelerating new customer adoption?

Shyam Sankar - Chief Operating Officer

Absolutely. Thanks, Keith. Yes. So 7 of the 20, I believe, came from the strategic investment program. The — and on the product side, we absolutely are continuing to invest in the modularity there. Very excited about that. I discussed some of the evolution of Edge AI. We showed some of the video earlier on. Hopefully, you got a chance to see that.

But more broadly, everything from ERP Suite, the software-defined data integration, the expansion number of systems we’re integrating with, accelerating with Archetypes that I talked about, the example with the EU Bank and being able to deploy in production anti-money laundering workflows, compliance workflows in 2 days, which would have taken us 3 months, 3 years ago. And I think the alternatives are years in the making there. So enabling a bank to buy just the AML answer instead of, say, all of Foundry, has absolutely sped our time to market and is helping us accelerate our customer growth.

Operator

Your last question comes from Mark Cash with Morningstar.

Mark Cash - Morningstar

Thanks for taking the question. When thinking about the guidance, were the last 3 quarters of over 30% operating margin kind of artificially high? And then could you provide some details on the operating margin guidance for the third quarter? Are there particular line items that are expected to ramp up? And is the low- to mid-20% range what we should expect as you ramp for growth in the next coming years?

David A. Glazer - Chief Financial Officer

Thanks, Mark. And thanks for pointing out the last 3 quarters above 30% and this quarter — last 3 quarters, about 30%; this quarter, above 31%. And I think we’re doing that while we are investing in the business, right? And so if you look at the first half of this year, we added 100 salespeople. Shyam talked about how we’re going to really keep that pace up going into the back of the year. We’re building a lot of structure around them, building out the operations there.

We also think about marketing spend, really almost doubled in Q2 coming off of Q1. We’re going to continue to do that throughout the year here and I think beyond. We’re going to continue to hire aggressively into product development, into others across the business. And so as we think about the year, we think about continuing to invest. And we’re really excited about the next half.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.